Exhibit 7.1

November 10 2005

United States Securities and Exchange Commission

Washington, DC

Ladies and Gentlemen:

We have been furnished with a copy of the disclosure included in Item 4.02 of Form 8-K to be filed by Worldgate Communications Inc.  We agree with the statements made in those disclosures insofar as they relate to our Firm.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania